Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pinnacle Financial Partners, Inc.:

We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference in Form 10-K for the fiscal year ended December 31, 2016.

/s/ KPMG LLP

Nashville, Tennessee

June 16, 2017